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EXHIBIT 2.2 - FORM OF VOTING AGREEMENT

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of January 23, 2007 by and between _____________________________ (“Shareholder”), who is a shareholder and may be an “Affiliate” of Commercial Bankshares, Inc. (“Acquired Corporation”) within the meaning of Rule 145 under the Securities Act of 1933, as amended (the “1933 Act”), and The Colonial BancGroup (“BancGroup”) with regard to the following:

A. Acquired Corporation and BancGroup have entered into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), providing for the merger of Acquired Corporation with and into BancGroup (the “merger”) and for the payment of consideration of Acquired Corporation shareholders in the form of BancGroup common stock, par value $2.50 (the “BancGroup Common Stock”).

B. Shareholder has the power to vote or direct the voting of the shares of Acquired Corporation common stock identified on Annex I hereto (such shares, together with all shares of Acquired Corporation common stock subsequently acquired by Shareholder during the term of this Agreement being referred to collectively as the “Shares”).

C. In order to induce BancGroup to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by BancGroup in connection therewith, Shareholder has agreed to enter into and perform this Agreement solely in such person’s capacity as a Shareholder of Acquired Corporation and not as a director and/or officer of Acquired Corporation.

NOW THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder shall vote or cause to be voted the Shares in favor of adoption and approval of the principal terms of the Merger Agreement and the Merger and all transactions relating thereto and against any business combination or other reorganization of any kind involving Acquired Corporation or its subsidiaries with any entity other than BancGroup at every meeting of Shareholders of Acquired Corporation at which such matters are considered and at every adjournment thereof, provided that the foregoing is subject to Shareholder’s receipt of the Proxy Statement, as defined in the Merger Agreement.

2. Voting Trusts. Shareholder agrees that Shareholder will not, nor will Shareholder permit any entity directly or indirectly controlled by him or her, to place any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to voting of the Shares inconsistent with this Agreement.

3. Sales of Stock. Shareholder agrees not to (i) make a “distribution” within the meaning of Rule 145 under the 1933 Act of the BancGroup Common Stock received by Shareholder in the Merger, or (ii) sell, transfer or otherwise dispose of shares of BancGroup Common Stock received by Shareholder in the Merger, except pursuant to all applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. BancGroup, for a period of two years from the Effective Time, shall timely file all reports required to be filed by it under the Securities Act of 1934.

4. Business Protection and Non-Competition. Paragraphs 4.3 and 4.4 of the provisions of this Section 4 shall apply only to those Directors who are not also Employees of an Acquired Corporation Company and to Joseph Armaly. Neither Shareholder nor any corporation, partnership, trust or other entity controlled by Shareholder, directly or indirectly, shall:

4.1  at any time following the Effective Time of the Merger, without the prior written consent of BancGroup, disclose confidential information regarding Acquired Corporation or BancGroup to any third parties, except as required by law, regulation or court order, in the defense of litigation for which Acquired Corporation or BancGroup may be liable, or in any actions relating to this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby; or

4.2  for the period of ten (10) years from the Effective Time engage in any business which uses the name “Commercial Bankshares, Inc.,” “Commercial Bank of Florida,” or “Commercial Bank” or any name similar thereto or any name which could be readily confused by the public with such names.

4.3  for a period of two years following the Effective Time of the Merger, solicit, directly or indirectly, on its own behalf or on behalf of any other person or entity, management personnel employed by BancGroup or any of its subsidiaries immediately after the Effective Time of the Merger for employment with any other business.

4.4  for a period of two years from the Effective Time of the Merger (i) engage in the banking business (which term shall include the business of savings and loan institutions, credit unions and other such financial institutions but not the financial planning or investment advisory business if not conducted as an employee, consultant or agent of a financial institution) other than on behalf of BancGroup or its affiliates within the Designated Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation or other entity (other than BancGroup or its affiliates) with respect to the conduct of banking business in the Designated Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer or member of the respective Boards of Directors of BancGroup or Acquired Corporation or any of their affiliates to engage in any action prohibited under (i) or (ii) of this paragraph 4.4, or (iv) solicit business that Resulting Bank or its affiliates does with its customers in the Designated Area; provided that the ownership of Shareholder as an investor of not more than one percent of the outstanding shares of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Shareholder’s obligations under this paragraph 4.4. As used herein, “Designated Area” shall mean Dade and Broward Counties, Florida and any county contiguous thereto.

5. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damages to BancGroup if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BancGroup will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BancGroup has an adequate remedy at law. In addition to all other rights or remedies which either party may have against the other in an action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to an award of all reasonable litigation costs and attorneys' fees incurred in connection with the enforcement or defense of such action. In addition, after discussing the matter with Shareholder, BancGroup shall have the right to provide a copy of this Agreement to any third party that BancGroup reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement. BancGroup shall also have the right to advise such third party that BancGroup believes that participation by any such persons with Shareholder in activities in violation of this Agreement with BancGroup set forth in this Agreement may give rise to claims by BancGroup against such third party.

5A. [This Section 5A shall apply only to those Directors who are not also Employees of an Acquired Corporation Company]. Stock Options. Shareholder agrees that any stock options owned by Shareholder under the outside director stock option plans of Acquired Corporation shall be converted to cash in accordance with the provisions of Section 3.1(c) of the Merger Agreement, provided that if the Merger does not close prior to May 25, 2007, the Shareholder may exercise any stock options that by their terms expire on June 1, 2007.

6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earlier to occur of (i) the Effective Time of the Merger, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Such termination shall not affect the provisions of Sections 3 and 4, which shall continue according to their terms and the enforceability of which under the other provisions of this Agreement shall also continue. Termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7. Future Payments. Except for benefits set forth on Schedule A to this Agreement, Shareholder acknowledges that after the Effective Time, no remuneration or other benefit of any kind will be paid to Shareholder, except in accordance with BancGroup=s established policies and procedures.

8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

9. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If BancGroup, to:

The Colonial BancGroup, Inc.
Colonial Corporate Campus
100 Colonial Bank Boulevard
Montgomery, Alabama 36117
Facsimile:  (334) 676-5069
Attention:  Robert E. Lowder, Chairman and CEO
Sarah H. Moore, Sr. EVP-CFO

With copies to:

David B. Byrne, Jr.
EVP-General Counsel
The Colonial BancGroup, Inc.
Colonial Corporate Campus
100 Colonial Bank Boulevard
Montgomery, AL 36117
Facsimile: (334) 676-5069

And

Hugh C. Nickson, III, Esq.
Miller, Hamilton, Snider & Odom, L.L.C.
One Commerce Street, Suite 305
Montgomery, AL 36104
Facsimile: (334) 265-4533
Email: HughNickson@mhsolaw.com

If to Shareholder, to:

_____________________________
_____________________________
_____________________________
_____________________________

With copies to:
______________________________
______________________________
______________________________
______________________________
Telecopier:_____________________
Attention:______________________

10. Miscellaneous.

10.1 Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be effected.

10.2 Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a Shareholder of Acquired Corporation, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director and/or officer of Acquired Corporation.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.4 Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

10.5 Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Florida, without reference to its conflicts of law principles.

10.6 Definitions. Terms not otherwise defined herein shall have the meanings assigned in the Merger Agreement.

10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND DO HEREBY CONSENT TO TRIAL BY JUDGE ALONE IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF ALABAMA.

[Signatures on following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

THE COLONIAL BANCGROUP, INC.

By:	Robert E. Lowder
Its:	Chairman and CEO

_________________________________
(Print or Type Name)

_________________________________
(Signature)